EXHIBIT 23.1

            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Post-Effective Amendment No. 1 on Form S-8 to Registration Statement on Form S-4 (Registration Statement No. 333-113639) of our reports dated February 14, 2006, relating to the consolidated financial statements of Huntington Bancshares Incorporated and management's report on the effectiveness of internal control over financial reporting, incorporated by reference in the Annual Report on Form 10-K of Huntington Bancshares Incorporated for the year ended December 31, 2005.


/s/ Deloitte & Touche LLP

Columbus, Ohio
March 24, 2006